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                                                                  Exhibit 12


              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)




                                                        Three Months Ended
                                                             March 31,
                                                        2001          2000
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $102,247      $ 93,651
  Interest expense                                     172,188       163,141
  Implicit interest in rents                             4,195         3,966

Total earnings                                        $278,630      $260,758


Fixed charges:
  Interest expense                                    $172,188      $163,141
  Implicit interest in rents                             4,195         3,966

Total fixed charges                                   $176,383      $167,107


Ratio of earnings to fixed charges                        1.58          1.56